CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2025, relating to the financial statements and financial highlights of Jensen Quality Mid Cap Fund, Jensen Global Quality Growth Fund, and Jensen Quality Growth ETF, each a series of Trust for Professional Managers, which are included in Form N-CSR for the year or period ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
September 25, 2025